Morgan Stanley Market Leader Trust
                     Item 77(o) 10f-3 Transactions
                   October 1, 2001 - March 31, 2002


Security Date of    Price    Shares  %of     Total         Purcha
Broker
         Purchase   Of       Purcha  Assets  Issued        sed
                    Shares   sed                           By
                                                           Fund
Anthem   10/29/01   $36.00   29,300  0.181%  $1,728,000,0  0.061%
Goldma
Inc.                                              00
n

Sachs
Prudenti 12/18/01   $27.50   53,300  0.252%  $3,025,000,0  0.048%
Goldma
   al                                             00
n
Financia
Sachs
 l Inc.
Carolina 01/31/02   $28.00   38,100  0.245%  $980,000,000  0.109%
Salomo
 Group
n

Smith

Barney
Traveler 03/21/02   $18.50   80,000  0.210%  $3,885,000,0  0.038%
Salomo
   s                                              00
n
Property
Smith
 Group
Barney